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                        March 13, 2024

       Sandeep S. Aujla
       Executive Vice President and Chief Financial Officer
       Intuit Inc.
       2700 Coast Avenue
       Mountain View, CA 94043

                                                        Re: Intuit Inc.
                                                            Form 10-K for the
fiscal year ended July 31, 2023
                                                            File No. 000-21180

       Dear Sandeep S. Aujla:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Technology
       cc:                                              Kerry McLean